Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

ZSCALER, INC.

Zscaler, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

A. The name of the Corporation is Zscaler, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 28, 2007 under the name SafeChannel, Inc.

B. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.

C. The text of the Certificate of Incorporation is amended and restated to read as set forth in EXHIBIT A attached hereto.

IN WITNESS WHEREOF, Zscaler, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by Jay S. Chaudhry, a duly authorized officer of the Corporation, on July 24, 2015.

/s/ Jay S. Chaudhry
Jay S. Chaudhry, President

EXHIBIT A

ARTICLE I

The name of the Corporation is Zscaler, Inc.

ARTICLE II

The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE III

The address of the Corporation’s registered office in the State of Delaware is 3500 South DuPont Highway, Dover, DE USA 19901, County of Kent. The name of the registered agent at such address is Incorporation Services, Ltd.

ARTICLE IV

The total number of shares of stock that the corporation shall have authority to issue is two hundred eighty four million three hundred ninety thousand seven hundred sixty six (284,390,766) shares, consisting of one hundred seventy seven million three hundred twelve thousand seven hundred fifty nine (177,312,759) shares of Common Stock, $0.001 par value per share, and one hundred seven million seventy eight thousand seven (107,078,007) shares of Preferred Stock, $0.001 par value per share. The first Series of Preferred Stock shall be designated “Series A Preferred Stock” and shall consist of forty two million (42,000,000) shares. The second Series of Preferred Stock shall be designated “Series B Preferred Stock” and shall consist of thirty seven million two hundred eighty three thousand nine hundred fifty one (37,283,951) shares. The third Series of Preferred Stock shall be designated “Series C Preferred Stock” and shall consist of eleven million sixty two thousand six hundred ninety five (11,062,695) shares. The fourth Series of Preferred Stock shall be designated “Series D Preferred Stock” and shall consist of sixteen million seven hundred thirty one thousand three hundred sixty one (16,731,361) shares.

ARTICLE V

The terms and provisions of the Common Stock and Preferred Stock are as follows:

1. Definitions. For purposes of this ARTICLE V, the following definitions shall apply:

(a) “Affiliate” shall mean, with respect to any stockholder, any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such stockholder, including, without limitation, in the case of any venture capital or other private investment fund, any general partner, officer, director or manager of such stockholder and any venture capital fund or other private investment fund now or hereafter existing that is controlled by one or more general partners or managing members of, or is under common investment management with, such stockholder.

(b) “Conversion Price” shall mean (i) $0.11905 per share for the Series A Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein), (ii) $0.81 per share for the Series B Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein), (iii) $3.4331 per share for the Series C Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein), and (iv) $5.9768 per share for the Series D Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein).

(c) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

(d) “Corporation” shall mean Zscaler, Inc.

(e) “Distribution” shall mean the transfer of cash or other property without consideration whether by way of dividend or otherwise, other than dividends on Common Stock payable in Common Stock, or the purchase or redemption of shares of the Corporation by the Corporation or its subsidiaries for cash or property other than: (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchase of capital stock of the Corporation in connection with the settlement of disputes with any stockholder, and (iv) any other repurchase or redemption of capital stock of the Corporation approved by the holders of the Common and Preferred Stock of the Corporation voting as separate classes.

(f) “Dividend Rate” shall mean an annual rate of (i) $0.009525 per share for the Series A Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein), (ii) $0.0648 per share for the Series B Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein), (iii) $0.27487 per share for the Series C Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein), and (iv) $0.47814 per share for the Series D Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(g) “Liquidation Preference” shall mean (i) $0.1 1905 per share for the Series A Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein), (ii) $0.81 per share for the Series B Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein), (iii) $3.4331 per share for the Series C Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein), and (iv) $5.9768 plus eight percent (8%) compounded annually (based on a 365-day year) per share of Series D Preferred Stock from the date such share of Series D Preferred Stock was originally issued by the Corporation, for the Series D Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(h) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(i) “Original Issue Price” shall mean (i) $0.11905 per share for the Series A Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein), (ii) $0.81 per share for the Series B Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein), (iii) $3.4331 per share for the Series C Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein), and (iv) $5.9768 per share for the Series D Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(j) “Preferred Stock” shall mean the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock.

(k) “Recapitalization” shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event.

2. Dividends.

(a) Preferred Stock. In any calendar year, the holders of outstanding shares of Preferred Stock shall be entitled to receive dividends, when, as and if declared by the Board of Directors, out of any assets at the time legally available therefor, at the Dividend Rate specified for such shares of Preferred Stock payable in preference and priority to any declaration or payment of any Distribution on Common Stock of the Corporation in such calendar year. No Distributions shall be made with respect to the Common Stock unless dividends on the Preferred Stock have been declared in accordance with the preferences stated herein and all declared dividends on the Preferred Stock have been paid or set aside for payment to the Preferred Stock holders. No Distribution shall be made with respect to the Series A Preferred Stock or the Series B Preferred Stock unless dividends on the Series C Preferred Stock and the Series D Preferred Stock have been declared in accordance with the preferences stated herein and all declared dividends on the Series C Preferred Stock and the Series D Preferred Stock have been paid or set aside for payment to the holders of the Series C Preferred Stock and the Series D Preferred Stock. The right to receive dividends on shares of Preferred Stock shall not be cumulative, and no right to dividends shall accrue to holders of Preferred Stock by reason of the fact that dividends on said shares are not declared or paid. Payment of any dividends to the holders of Preferred Stock shall be on a pro rata, pari passu basis in proportion to the Dividend Rates for each series of Preferred Stock.

(b) Additional Dividends. The Corporation shall not declare, set aside or pay any dividends on any share of Common Stock (other than dividends on Common Stock payable solely in Common Stock) unless a dividend (including the amount of any dividends paid pursuant to the above provisions of this Section 2) is declared, set aside or paid with respect to all outstanding shares of Preferred Stock in an amount for each such share of Preferred Stock at least equal to the aggregate amount of the dividends for all shares of Common Stock into which each such share of Preferred Stock could then be converted, calculated on the record date for determination of holders entitled to receive such dividend.

(c) Non-Cash Distributions. Whenever a Distribution provided for in this Section 2 shall be payable in property other than cash, the value of such Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors.

3. Liquidation Rights.

(a) Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (a “Liquidation Event”), the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be entitled to receive, prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Common Stock by reason of their ownership of such stock, an amount per share for each share of Preferred Stock held by them equal to the greater of (A) the sum of (i) the Liquidation Preference specified for such share of Preferred Stock and (ii) all declared but unpaid dividends (if any) on such share of Preferred Stock, or (B) the amount that would be received on such share of Preferred Stock if such share of Preferred Stock were converted to Common Stock immediately prior to such Liquidation Event. If upon the Liquidation Event, the assets of the Corporation legally available for distribution to the holders of the Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this

Section 3(a), then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(a).

(b) Remaining Assets. After the payment to the holders of Preferred Stock of the full preferential amounts specified above, the entire remaining assets of the Corporation legally available for distribution by the Corporation shall be distributed with equal priority and pro rata among the holders of the Common Stock in proportion to the number of shares of Common Stock held by them.

(c) Reorganization. For purposes of this Section 3, a Liquidation Event shall also include a sale of all or substantially all of the assets of the Corporation (including, without limitation, through an exclusive license) or an acquisition of the Corporation by another person, entity or group by means of any transaction or series of transactions (including without limitation, a merger, consolidation, reorganization, acquisition or sale of stock) where the stockholders of the Corporation immediately preceding such transaction(s) own less than fifty percent (50%) of the voting securities of the Corporation following such transaction(s).

(d) Valuation of Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any Liquidation Event are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board of Directors, except that any publicly-traded securities to be distributed to stockholders in a Liquidation Event shall be valued as follows:

(i) If the securities are then traded on a national securities exchange, then the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange over the ten (10) trading day period ending five (5) trading days prior to the Distribution;

(ii) if the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the ten (10) trading day period ending five (5) trading days prior to the Distribution.

In the event of a merger or other acquisition of the Corporation by another entity, the Distribution date shall be deemed to be the date such transaction closes.

For the purposes of this Section 3(d), “trading day” shall mean any day which the exchange or system on which the securities to be distributed are traded is open and “closing prices” or “closing bid prices” shall be deemed to be: (i) for securities traded primarily on the New York Stock Exchange (“NYSE”), the NYSE Amex Equities or the Nasdaq Stock Market (“NASDAQ”), the last reported trade price or sale price, as the case may be, at 4:00 p.m., New York time, on that day and (ii) for securities listed or traded on other exchanges, markets and systems, the market price as of the end of the regular hours trading period that is generally accepted as such for such exchange, market or system. If, after the date hereof, the benchmark times generally accepted in the securities industry for determining the market price of a stock as of a given trading day shall change from those set forth above, the fair market value shall be determined as of such other generally accepted benchmark times.

4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows:

(a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Preferred Stock, into that number of fully-paid, nonassessable shares of Common Stock determined by dividing the Original Issue Price for the relevant series by the Conversion Price for such series.

The number of shares of Common Stock into which each share of Preferred Stock of a series may be converted is hereinafter referred to as the “Conversion Rate” for each such series. Upon any decrease or increase in the Conversion Price for any series of Preferred Stock, as described in this Section 4, the Conversion Rate for such series shall be appropriately increased or decreased.

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into fully-paid, non-assessable shares of Common Stock at the then effective Conversion Rate for such share:

(i) immediately prior and subject to consummation of the closing of a firm commitment underwritten initial public offering (the “IPO”) pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”) covering the offer and sale of the Corporation’s Common Stock to be listed for trading on the NYSE or NASDAQ, provided that the IPO involves a pre-IPO valuation of the Corporation equal to or greater than $750,000,000 and the net proceeds to the Corporation are not less than $75,000,000 (such offering, a “Qualified Public Offering”); or

(ii) with respect to each Series of Preferred Stock, upon the receipt by the Corporation of a written request for such conversion from the holders of a majority of such series of Preferred Stock then outstanding (each series voting as a separate class), or, if later, the effective date for conversion specified in such request (each of the events referred to in (i) and (ii) are referred to herein as an “Automatic Conversion Event”).

(c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined by the Board of Directors. For such purpose, all shares of Preferred Stock held by each holder of Preferred Stock shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, the holder shall either (A) surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock or (B) notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, and shall give written notice to the Corporation at such office that the holder elects to convert the same; provided, however, that on the date of an Automatic Conversion Event, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided further, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Automatic Conversion Event unless either the certificates evidencing such shares of Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. On the date of the occurrence of an Automatic Conversion Event, each holder of record of shares of Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Preferred Stock shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of Preferred Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder.

(d) Adjustments to Conversion Price for Diluting Issues.

(i) Special Definition. For purposes of this paragraph 4(d), “Additional Shares of Common” shall mean all shares of Common Stock issued (or, pursuant to paragraph 4(d)(iii), deemed to be issued) by the Corporation after the filing of this Amended and Restated Certificate of Incorporation, other than issuances or deemed issuances of:

(1) shares of Common Stock and options, warrants or other rights to purchase Common Stock issued or issuable to employees, officers or directors of, or consultants or advisors to the Corporation or any subsidiary pursuant to stock grants, restricted stock purchase agreements, option plans, purchase plans, incentive programs or similar arrangements, including shares of Common Stock issuable upon exercise of options outstanding as of the date of filing of this Amended and Restated Certificate of Incorporation, not to exceed 16,029,454 shares in the aggregate (net of repurchases);

(2) shares of Common Stock issued upon the exercise or conversion of Options or Convertible Securities outstanding as of the date of the filing of this Amended and Restated Certificate of Incorporation;

(3) shares of Common Stock issued or issuable upon conversion of the Preferred Stock or as a dividend or other distribution on the Preferred Stock;

(4) shares of Common Stock issued ratably to stockholders of the Corporation as of the date of filing of this Amended and Restated Certificate of Incorporation;

(5) shares of Common Stock issued or issuable pursuant to the acquisition of another corporation by the Corporation by merger or purchase of substantially all of the assets, provided, that such issuances are approved by the Board of Directors;

(6) shares of Common Stock issued or issuable to banks, equipment lessors or other similar financial institutions pursuant to a debt financing or commercial leasing transaction approved by the Board of Directors; and

(7) shares of Common Stock issued or issuable in connection with any settlement of any action, suit, proceeding or litigation up to a maximum value of $100.000, unanimously approved by the Board of Directors.

The issuances set forth in paragraphs 4(d)(i)(1)-(7) are defined as the “Excluded Issuances.”

(ii) No Adjustment of Conversion Price. No adjustment in the Conversion Price of a particular series of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share (as determined pursuant to paragraph 4(d)(v)) for an Additional Share of Common issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to such issue, for such series of Preferred Stock.

(iii) Deemed Issue of Additional Shares of Common. If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options and the conversion or exchange of the underlying securities, shall be deemed to have been issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which shares are deemed to be issued:

(1) no further adjustment in the Conversion Price of any series of Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock in connection with the exercise of such Options or conversion or exchange of such Convertible Securities;

(2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation or in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof (other than a change pursuant to the anti-dilution provisions of such Options or Convertible Securities such as this Section 4(d) or pursuant to Recapitalization provisions of such Options or Convertible Securities such as Sections 4(e), 4(f) and 4(g) hereof), the Conversion Price of each series of Preferred Stock and any subsequent adjustments based thereon shall be recomputed to reflect such change as if such change had been in effect as of the original issue thereof (or upon the occurrence of the record date with respect thereto);

(3) no readjustment pursuant to clause (2) above shall have the effect of increasing the Conversion Price of a series of Preferred Stock to an amount above the Conversion Price that would have resulted from any other issuances of Additional Shares of Common and any other adjustments provided for herein between the original adjustment date and such readjustment date;

(4) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price of each series of Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

(a) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of such exercised Options plus the consideration actually received by the Corporation upon such exercise or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

(b) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Corporation for the issue of such exercised Options, plus the consideration deemed to have been received by the Corporation (determined pursuant to paragraph 4(d)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

(5) if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this paragraph 4(d)(iii) as of the actual date of their issuance.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common.

(1) Subject to paragraph 4(d)(iv)(2), if the Corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to paragraph 4(d)(iii)) without consideration or for a consideration per share less than the applicable Conversion Price of a series of Preferred Stock in effect on the date of and immediately prior to such issue, then the Conversion Price of the affected series of Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest tenth of a cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued. Notwithstanding the foregoing, the Conversion Price shall not be reduced at such time if the amount of such reduction would be less than $0.001, but any such amount shall be carried forward, and a reduction will be made with respect to such amount at the time of, and together with, any subsequent reduction which, together with such amount and any other amounts so carried forward, equal $0.001 or more in the aggregate. For the purposes of this paragraph 4(d)(iv)(1), all shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock and the exercise and/or conversion of any other outstanding Convertible Securities and all outstanding Options shall be deemed to be outstanding.

(2) If, on or before the second anniversary of the initial issuance of Series D Preferred Stock, this Corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to paragraph 4(d)(iii)) for a consideration per share less than the Conversion Price of the Series D Preferred Stock in effect on the date of and immediately before such issue, then the Conversion Price of the Series D Preferred Stock shall be reduced, concurrently with such issue, to a price equal to the consideration per share received by the Corporation for such Additional Shares of Common so issued. After the second anniversary of the initial issuance of Series D Preferred Stock, the Conversion Price of the Series D Preferred Stock shall thereafter be adjusted under the provisions of paragraph 4(d)(iv)(1).

(v) Determination of Consideration. For purposes of this Section 4(d), the consideration received by the Corporation for the issue (or deemed issue) of any Additional Shares of Common shall be computed as follows:

(1) Cash and Property. Such consideration shall:

(a) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with such issuance;

(b) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(c) if Additional Shares of Common are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (a) and (b) above, as reasonably determined in good faith by the Board of Directors.

(2) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to paragraph 4(d)(iii) shall be determined by dividing:

(x) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(e) Adjustments for Subdivisions or Combinations of Common Stock. If outstanding shares of Common Stock shall be subdivided (by Recapitalization or otherwise), into a greater number of shares of Common Stock, the Conversion Price of each series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Prices in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(f) Adjustments for Subdivisions or Combinations of Preferred Stock. If outstanding shares of Preferred Stock or a series of Preferred Stock shall be subdivided (by Recapitalization or otherwise), into a greater number of shares of Preferred Stock, the Dividend Rate, Original Issue Price and Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Preferred Stock, the Dividend Rate, Original Issue Price and Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(g) Adjustments for Reclassification, Exchange and Substitution. Subject to Section 3 above (“Liquidation Rights”), if the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive each holder of such Preferred Stock shall have the right thereafter to convert such shares of Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of such series of Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

(h) Special Adjustment of Series D Preferred Stock Conversion Price in connection with an IPO. Notwithstanding anything in this section to the contrary, in the event of an IPO in which all of the Series D Preferred Stock are to be converted to Common Stock in which the initial offering price to the public (prior to any underwriting discounts) (the “IPO Price”) is less than $7.471 (as adjusted for stock splits, stock dividends, reclassification and the like), then the Conversion Price for each share of Series D Preferred Stock shall be adjusted immediately prior to the conversion of the Series D Preferred Stock into Common Stock in connection with such IPO to a Conversion Price that results in each share of Series D Preferred Stock converting into that number of shares (including fractional shares) of Common Stock as would have a deemed value (number of shares of Common Stock issued upon conversion of one share of Series D Preferred Stock multiplied by the IPO Price) equal to $7.471 (as adjusted for stock splits, stock dividends, reclassification and the like), provided that if the Conversion Price in effect immediately prior to such adjustment would result in such shares of Series D Preferred Stock converting into that number of shares (including fractional shares) of Common Stock as would have a deemed value (as described in the parenthetical above) greater than $7.471 (as adjusted for stock splits, stock dividends, reclassification and the like), then the provisions of this Section 4(h) shall not apply.

(i) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

(j) Waiver of Adjustment of Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Stock may be waived by the consent or vote of the holders of the majority of the outstanding shares of such series either before or after the issuance causing the adjustment. Any such waiver shall bind all future holders of shares of such series of Preferred Stock.

(k) Notices of Record Date. If the Corporation shall propose at any time:

(i) to declare any Distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(ii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(iii) to voluntarily liquidate or dissolve or to enter into any transaction deemed to be a Liquidation Event pursuant to Section 3(a);

then, in connection with each such event, the Corporation shall send to the holders of the Preferred Stock prior written notice of the date on which a record shall be taken for such Distribution (and specifying the date on which the holders of Common Stock shall be entitled thereto and, if applicable, the amount and character of such Distribution) or for determining rights to vote in respect of the matters referred to in (ii) and (iii) above.

Such written notice shall be given by first class mail (or express courier), postage prepaid, addressed to the holders of Preferred Stock at the address for each such holder as shown on the books of the Corporation and shall be deemed given on the date such notice is mailed.

The notice provisions set forth in this section may be shortened or waived prospectively or retrospectively by the consent or vote of the holders of a majority of the Preferred Stock, voting as a single class and on an as-converted basis.

(l) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

5. Voting.

(a) Restricted Class Voting. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

(b) No Series Voting. Other than as provided herein or required by law, there shall be no series voting.

(c) Preferred Stock. Each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Preferred Stock held by such holder could be converted as of the record date. Fractional votes shall not be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be disregarded. Except as otherwise expressly provided herein or as required by law, the holders of shares of the Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote. Holders of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation.

(d) Election of Directors. The number of members of the Board of Directors shall be established as is set forth in the Bylaws. So long as at least 2,000,000 shares (as adjusted for Recapitalizations) of Series D Preferred Stock remain outstanding, the holders of Series D Preferred Stock, voting as a separate class, shall be entitled to elect one member of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors. So long as at least 2,000,000 shares (as adjusted for Recapitalizations) of Series C Preferred Stock remain outstanding, the holders of Series C Preferred Stock, voting as a separate class, shall be entitled to elect one member of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors. So long as at least 2,000,000 shares (as adjusted for Recapitalizations) of Series B Preferred Stock remain outstanding, the holders of Series B Preferred Stock, voting as a separate class, shall be entitled to elect one member of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors. So long as at least 2,000,000 shares (as adjusted for Recapitalizations) of Series A Preferred Stock remain outstanding, the holders of Series A Preferred Stock, voting as a separate class, shall be entitled to elect one member of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the

Corporation’s stockholders for the election of directors. The holders of Common Stock, voting as a separate class, shall be entitled to elect one member of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors. Any additional members of the Corporation’s Board of Directors shall be elected by the holders of Common Stock and Preferred Stock, voting together as a single class on an as-converted basis. If a vacancy on the Board of Directors is to be filled by the Board of Directors, only directors elected by the same class or classes of stockholders as those who would be entitled to vote to fill such vacancy shall vote to fill such vacancy.

(e) Adjustment in Authorized Common Stock. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by an affirmative vote of the holders of a majority of the Preferred Stock and Common Stock voting together as a single class on an as-converted basis.

(f) Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held.

6. Redemption.

(a) At any time after the sixth anniversary of the initial issuance of the Series D Preferred Stock, (i) at the written election of the holders of at least a majority of the then outstanding shares of Series C Preferred Stock (such election, a “Series C Redemption Election”), the Corporation shall redeem all outstanding shares of Series C Preferred Stock or (ii) at the written election of the holders of at least a majority of the then outstanding shares of Series D Preferred Stock (such election, a “Series D Redemption Election” and with the Series C Redemption Election, each a “Redemption Election”) the Corporation shall redeem all outstanding shares of Series D Preferred Stock, in each case, held by each Electing Holder (as defined below) which have not been converted into Common Stock pursuant to Section 4, in cash at the Redemption Price (the effective date of such redemption on a date no later than 90 days from the date of receipt by the Corporation of the Redemption Election, the “Redemption Date”). For purposes herein, the “Redemption Price” shall mean (i) for the Series C Preferred Stock, an amount per share equal to the Original Issue Price for the Series C Preferred Stock, plus all declared and unpaid dividends thereon, and (ii) for the Series D Preferred Stock, an amount per share equal to the Original Issue Price of the Series D Preferred Stock, plus eight percent (8%) per annum, compounded annually, from the date such shares of Series D Preferred Stock were originally issued by the Corporation through the Redemption Date (and if the full Redemption Price is not paid on the Redemption Date, the date such payment is actually made). Any redemption effected pursuant to this Section 6(a) shall be made on a pro rata and pari passu basis among the Electing Holders (as defined below) in proportion to the applicable shares then held by them.

(b) Within seven (7) days of receipt by the Corporation of a Redemption Election, written notice (the “Redemption Election Notice”) shall be mailed by the Corporation, first class postage prepaid, to each holder of record (at the close of business on the business day immediately preceding the day on which notice is given) of the Series C Preferred Stock (in the case of a Series C Redemption Election) and Series D Preferred Stock (in the case of a Series D Redemption Election), at the address last shown on the records of the Corporation for such holder, notifying such holder of the Redemption Election, the applicable Redemption Price, the Redemption Date and the manner and time period not to be less than fifteen (15) days (the “Election Period”) by the end of which such holder may provide written notice to the Corporation to elect to have all shares of Series C Preferred Stock (in the case of a Series C Redemption Election) or Series D Preferred Stock (in the case of a Series D Redemption Election), as applicable, held by such holder redeemed pursuant to this Section 6 (each holder making such redemption election is referred to herein as an “Electing Holder”). Any holder of Series C Preferred Stock (in the case of a Series C Redemption Election) or Series D Preferred Stock (in the case of a Series D Redemption Election) that does not deliver a written redemption election to the Corporation within the Election Period applicable to a Redemption Election for such series of Preferred Stock will be deemed to have waived all redemption rights under this Section 6. Any such redemption election delivered by a holder to the Corporation within the Election Period shall be final and binding on the holder and the Corporation and may not be withdrawn or revoked without the consent of both the Electing Holder and the Corporation.

(c) At least fifteen (15), but no more than thirty (30) days, before the Redemption Date, written notice shall be mailed, first class postage prepaid, to each Electing Holder, at the address last shown on the records of the Corporation for such holder, notifying such Electing Holder of the redemption to be effected, specifying the number of shares to be redeemed from such Electing Holder, the Redemption Date, the applicable Redemption Price, the place at or manner in which payment may be obtained or made; and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, the holder’s certificate or certificates representing the shares to be redeemed (the “Redemption Closing Notice”). Except as provided herein, on or after the Redemption Date each Electing Holder shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Closing Notice, and thereupon the applicable Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. From and after the Redemption Date, unless there shall have been a failure on the part of the Corporation to pay the Redemption Price upon surrender of certificates in accordance with the Redemption Closing Notice, all rights of the Electing Holders (except the right to receive the Redemption Price without interest upon surrender of a certificate or certificates) shall cease with respect to the shares designated for redemption on such date, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

(d) Upon receipt of a Redemption Election in accordance with Section 6(a), the Corporation shall apply all of its assets to such redemption and to no other corporate purpose, except to the extent prohibited by Delaware law; provided however that the Corporation shall not be required to cease operations or sell assets required, as determined in good faith by the Board of Directors, for the continued operation of its business to pay the Redemption Price. If after giving effect to the preceding sentence, the funds of the Corporation legally available for redemption of shares of the Series C Preferred Stock or Series D Preferred Stock, as applicable, are insufficient to redeem the total number of shares of Series C Preferred Stock or Series D Preferred Stock to be redeemed, those funds which are legally available will be used to redeem the maximum possible number of shares on a pro rata and pari passu basis among the Electing Holders based upon the total Redemption Price payable to such holders pursuant to this Section 6. The shares of Series C Preferred Stock or Series D Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series C Preferred Stock or Series D Preferred Stock, as applicable, such funds will promptly be used to redeem the balance of the shares which the Corporation has become obliged to redeem, but which it has not redeemed. If the Corporation does not pay the full Redemption Price applicable to the Series D Preferred Stock on any Redemption Date, such unpaid amount shall accrue interest at a rate of two percent (2%) per annum until paid.

(e) On or before the Redemption Date, the Corporation may deposit the Redemption Price of all shares of Series C Preferred Stock and Series D Preferred Stock to be redeemed pursuant to this Section 6 and not yet redeemed with a bank or trust corporation having aggregate capital and surplus in excess of $100,000,000, as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust corporation to pay the Redemption Price for such shares to the respective holders thereof on or after the Redemption Date upon receipt of notification from the Corporation that such holder has surrendered a share certificate(s) to the Corporation pursuant to Section 6(c). The deposit shall constitute full payment of the shares to their holders, and from and after the date of such deposit the shares so called for redemption shall be deemed to be no longer outstanding, and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto except the right to receive from the bank or trust corporation payment of the applicable Redemption Price of the shares, without interest, upon surrender of the certificates therefor. The balance of any monies deposited by the Corporation pursuant to this Section 6(e) remaining unclaimed on the second anniversary of the Redemption Date shall thereafter be returned to the Corporation upon its request expressed in a resolution of its Board of Directors.

7. Amendments and Changes.

(a) Preferred Stock Protective Provisions. As long as any shares of the Preferred Stock shall be issued and outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent as provided by law) of the holders of more than fifty percent (50%) of the outstanding shares of the Preferred Stock:

(i) amend, alter or repeal any provision of the Certificate of Incorporation or bylaws of the Corporation (including pursuant to a merger) if such action would adversely alter the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the Preferred Stock or any series thereof;

(ii) increase or decrease (other than for decreases resulting from conversion of the Preferred Stock) the authorized number of shares of Preferred Stock or any series thereof,

(iii) authorize or create (by reclassification, merger or otherwise) any new class or series of equity security (including any security convertible into or exercisable for any equity security) having rights, preferences or privileges with respect to dividends, redemption or payments upon liquidation senior to any series of Preferred Stock;

(iv) authorize a merger, acquisition or sale of substantially all of the assets of the Corporation or any of its subsidiaries (other than a merger exclusively to effect a change of domicile of the Corporation);

(v) voluntarily liquidate or dissolve;

(vi) acquire a material amount of assets through a merger or purchase of all or substantially all of the assets or capital stock of another entity;

(vii) repurchase common stock, other than upon termination of a consultant, director or employee;

(viii) declare or pay any dividend or distribution on the preferred stock (except as provided in the certificate of incorporation) or common stock; or

(ix) amend this Section 7(a).

(b) Series C Preferred Stock Protective Provisions. As long as any shares of the Series C Preferred Stock shall be issued and outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent as provided by law) of the holders of more than fifty percent (50%) of the outstanding shares of the Series C Preferred Stock:

(i) amend, alter or waive any provision of the Certificate of Incorporation or Bylaws of the Corporation (including pursuant to a merger, consolidation or other reorganization) in a manner that adversely alters or changes the rights, preferences or privileges of the Series C Preferred Stock; provided that, an amendment, alteration or waiver that (A) creates another series of Preferred Stock with rights and preferences senior or superior to the rights of the Series C Preferred Stock, or (B) increases in shares reserved for issuance under the Corporation’s option plans, purchase plans, incentive programs or similar arrangements under Section 4(d)(i)(1), shall not be considered to adversely alter or change the rights of the Series C Preferred Stock so long as it affects the other existing series of Preferred Stock in the same manner and to the same extent; or

(ii) increase or decrease (other than for decreases resulting from conversion of the Series C Preferred Stock) the authorized number of shares of Series C Preferred Stock.

(c) Series D Preferred Stock Protective Provisions. As long as any shares of the Series D Preferred Stock shall be issued and outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent as provided by law) of the holders of more than fifty percent (50%) of the outstanding shares of the Series D Preferred Stock:

(i) amend, alter or waive any provision of the Certificate of Incorporation or Bylaws of the Corporation (including pursuant to a merger, consolidation or other reorganization) in a manner that adversely alters or changes the rights, preferences or privileges of the Series D Preferred Stock; provided that, subject to Section 7(c)(iii), an amendment, alteration or waiver that (A) creates another series of preferred stock with rights and preferences pari passu with the Series D Preferred Stock or (B) increases in shares reserved for issuance under the Corporation’s option plans, purchase plans, incentive programs or similar arrangements under Section 4(d)(i)(1) shall not be considered to adversely alter or change the rights of the Series D Preferred Stock so long as it affects the other existing series of Preferred Stock in the same manner;

(ii) increase or decrease (other than for decreases resulting from conversion of the Series D Preferred Stock) the authorized number of shares of Series D Preferred Stock;

(iii) authorize and issue (by reclassification, merger, consolidation, reorganization or otherwise) any class or series of equity security (including any security convertible into or exercisable for any equity security) that has rights or preferences senior to or pari passu with the Series D Preferred; provided, however, that the Corporation may authorize and issue (by reclassification, merger, consolidation, reorganization or otherwise) equity securities in one or more Pari Passu Financings for aggregate gross proceeds of up to $150,000,000. For purposes of this Section 7(c)(iii), “Pari Passu Financing” shall mean the issuance of a class or series of equity security with (A) rights and preferences (including liquidation preferences) that are pari passu with the rights and preferences of Series D Preferred Stock, (B) having a right to payment upon the occurrence of a Liquidation Event of an amount that is not in excess of the sum of the original issue price of such new equity security plus an amount equal to eight percent (8%) of the original issue price of such new equity security compounded annually (based on a 365-day year) from the date such shares were originally issued by the Corporation, plus declared and unpaid dividends and (C) no rights to further distributions alongside the Common Stock after the payments of the full liquidation preference amounts of the Preferred Stock unless such equity security is converted or deemed converted into Common Stock;

(iv) effect any transaction between the Corporation and Jay Chaudhry or his Affiliates, except for (A) equity financings in which the holders of rights to invest in equity financings of the Corporation as set forth in written agreements with the Corporation are given the opportunity to invest their contractual pro rata amounts in such financing, (B) loans by Jay Chaudhry or his Affiliates to the Corporation on terms equal to or better than terms offered to the Corporation by third party commercial lenders, as determined by a majority of the disinterested members of the Board of Directors, or (C) arms-length executive employment arrangements approved by the Board of Directors; or

(v) incur any indebtedness for borrowed money if such indebtedness includes (A) the issuance of Convertible Securities or (B) an aggregate principal amount of indebtedness incurred in one or more transactions in excess of $75,000,000.

8. Reissuance of Preferred Stock. If any shares of Preferred Stock shall be converted pursuant to Section 4, redeemed pursuant to Section 6, or otherwise reacquired or repurchased by the Corporation, the shares so converted, redeemed repurchased or reacquired shall be cancelled and shall not be issuable by the Corporation.

9. Notices. Any notice required by the provisions of this ARTICLE V to be given to the holders of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books of the Corporation.

ARTICLE VI

The Corporation is to have perpetual existence.

ARTICLE VII

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VIII

Unless otherwise set forth herein, the number of directors which constitute the Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation.

ARTICLE IX

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE X

1. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Neither any amendment nor repeal of this Section 1, nor the adoption of any provision of this Corporation’s Certificate of Incorporation inconsistent with this Section 1, shall eliminate or reduce the effect of this Section 1, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Section 1, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

2. The Corporation shall have the power to indemnify, to the extent permitted by the Delaware General Corporation Law, as it presently exists or may hereafter be amended from time to time, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) because he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. A right to indemnification or to advancement of expenses arising under a provision of this Certificate of Incorporation or a bylaw of the Corporation shall not be eliminated or impaired by an amendment to this Certificate of Incorporation or the Bylaws of the Corporation after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

ARTICLE XI

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE XII

To the extent permitted by law and in recognition that Covered Persons have access to information about the Corporation that will enhance such person’s knowledge and understanding of the industries in which the Corporation operates, and currently have and will in the future have or will consider acquiring investments on behalf of other companies with respect to which any Covered Person may serve as an advisor, an employee, a director or in a similar capacity, and in recognition that such Covered Person has duties to both the Corporation and the various investors and partners of such other companies, and in anticipation that the Corporation, on the one hand, and the other companies for which such Covered Person serves as an advisor, employee, director or in a similar capacity, on the other hand, may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the Corporation of such Covered Person’s service as a director of the Corporation, the Corporation hereby waives and renounces any interest or expectancy that a Covered Person offer the Corporation an opportunity to participate in a Specified Opportunity and hereby waives any claim that the Specified Opportunity constitutes a corporate opportunity that should have been presented by the Covered Person to the Corporation; provided, however, that the Covered Person acts in good faith.

The Corporation expressly agrees that:

1. each Covered Person has the right in connection with his or her service at a Fund: (A) to directly or indirectly engage in any business (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Corporation and its subsidiaries), (B) to directly or indirectly do business with any client or customer of the Corporation and its subsidiaries, (C) to take any other action that the Covered Person believes in good faith is necessary to or appropriate to fulfill its obligations as described in the first sentence of this ARTICLE XII in connection with such service, and (D) not to present Specified Opportunities to the Corporation or any of its subsidiaries, and to pursue, directly or indirectly, any Specified Opportunity for itself, and to direct any Specified Opportunity to another person or entity;

2. the Covered Person will have no duty (contractual or otherwise) to communicate or present any Specified Opportunities to the Corporation or any of its subsidiaries or to refrain from any actions specified in subsection (1) of this ARTICLE XII, and the Corporation, on its own behalf and on behalf of its Affiliates, hereby renounces and waives any right to require the Covered Person to act in a manner inconsistent with the provisions of this ARTICLE XII;

3. except as otherwise required by Delaware law or the terms of any written agreement between the Covered Person and the Corporation, the Covered Person will not be liable to the Corporation or any of its subsidiaries for breach of any duty (contractual or otherwise) by reason of such person’s participation in the activities or omissions of the type specified in this ARTICLE XII; and

4. other than as would be in violation of the Covered Person’s fiduciary duties to the Corporation, there is no restriction on the Covered Person using such knowledge and understanding in making investment, voting, monitoring, governance or other decisions relating to other entities or securities in connection with his or her service at a Fund.

A “Covered Person” is any member of the Board of Directors of the Corporation (who is not an employee of the Corporation or any of its subsidiaries) who is a partner, member, officer or employee of a Fund. A “Specified Opportunity” is any transaction or other matter that is presented to the Covered Person (other than a matter that is first presented to such Covered Person by the Corporation (and which such Covered Person was previously not aware) in connection with his or her service as a member of the Board of Directors of the Corporation) that may be an opportunity of interest for both the Corporation and a Fund. A “Fund” is any venture capital fund or other private investment fund or any holder of Preferred Stock of the Company or any Affiliates of any of the foregoing.

ARTICLE XIII

For repurchases by this corporation of its Common Stock from employees, officers, directors, advisors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which the corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, Sections 502 and 503 of the California Corporations Code shall not apply in all or in part regarding such repurchases.

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION OF

ZSCALER, INC.

Zscaler, Inc., a company organized and existing under the laws of the state of Delaware (the “Corporation”), hereby certifies that:

A. The name of this Company is Zscaler, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of Delaware on September 28, 2007 under the name SafeChannel, Inc.

B. This Certificate of Amendment to the Certificate of Incorporation was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware and amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation.

C. Article V, Section 4(d)(i)(1) of the Certificate of Incorporation of the Company is hereby amended and restated in its entirety as follows:

“(1) shares of Common Stock and options, warrants or other rights to purchase Common Stock issued or issuable to employees, officers or directors of, or consultants or advisors to the Corporation or any subsidiary pursuant to stock grants, restricted stock purchase agreements, option plans, purchase plans, incentive programs or similar arrangements, including shares of Common Stock issuable upon exercise of options outstanding as of the date of filing of this Certificate of Amendment to the Certificate of Incorporation, not to exceed 17,733,667 shares in the aggregate (net of repurchases);”

D. The terms and provisions of this Certificate of Amendment to the Certificate of Incorporation have been duly approved by written consent of the required number of shares of outstanding stock of the Company pursuant to Subsection 228(a) of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Zscaler, Inc. has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by Jay S. Chaudhry, a duly authorized officer of the Company, on May 9, 2016.

ZSCALER, INC.

By:	/s/ Jay S. Chaudhry
Jay S. Chaudhry, President

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION OF

ZSCALER, INC.

Zscaler, Inc., a company organized and existing under the laws of the state of Delaware (the “Corporation”), hereby certifies that:

A. The name of this Company is Zscaler, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of Delaware on September 28, 2007 under the name SafeChannel, Inc.

B. This Certificate of Amendment to the Certificate of Incorporation was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware and amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation.

C. Article IV of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

“The total number of shares of stock that the corporation shall have authority to issue is two hundred ninety one million eight hundred ninety eight thousand five hundred twenty nine (291,898,529) shares, consisting of one hundred eighty two million eight hundred twelve thousand seven hundred fifty nine (182,812,759) shares of Common Stock, $0.001 par value per share, and one hundred nine million eighty five thousand seven hundred seventy (109,085,770) shares of Preferred Stock, $0.001 par value per share. The first Series of Preferred Stock shall be designated “Series A Preferred Stock” and shall consist of forty two million (42,000,000) shares. The second Series of Preferred Stock shall be designated “Series B Preferred Stock” and shall consist of thirty seven million two hundred eighty three thousand nine hundred fifty one (37,283,951) shares. The third Series of Preferred Stock shall be designated “Series C Preferred Stock” and shall consist of eleven million sixty two thousand six hundred ninety five (11,062,695) shares. The fourth Series of Preferred Stock shall be designated “Series D Preferred Stock” and shall consist of eighteen million seven hundred thirty nine thousand one hundred twenty four (18,739,124) shares.”

D. Article V, Section 4(d)(i)(1) of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“(1) shares of Common Stock and options, warrants or other rights to purchase Common Stock issued or issuable to employees, officers or directors of, or consultants or advisors to the Corporation or any subsidiary pursuant to stock grants, restricted stock purchase agreements, option plans, purchase plans, incentive programs or similar arrangements, including shares of Common Stock issuable upon exercise of options outstanding as of the date of filing of this Certificate of Amendment to the Certificate of Incorporation, not to exceed 23,888,215 shares in the aggregate (net of repurchases);”

E. The terms and provisions of this Certificate of Amendment to the Certificate of Incorporation have been duly approved by written consent of the required number of shares of outstanding stock of the Company pursuant to Subsection 228(a) of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Zscaler, Inc. has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by Jay S. Chaudhry, a duly authorized officer of the Company, on October 19, 2016.

ZSCALER, INC.

By:	/s/ Jay S. Chaudhry
Jay S. Chaudhry, President

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION OF

ZSCALER, INC.

Zscaler, Inc., a company organized and existing under the laws of the state of Delaware (the “Corporation”), hereby certifies that:

A. The name of this Company is Zscaler, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of Delaware on September 28, 2007 under the name SafeChannel, Inc.

B. This Certificate of Amendment to the Certificate of Incorporation was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware and amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation.

C. Article IV of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

“The total number of shares of stock that the corporation shall have authority to issue is two hundred ninety nine million eighty five thousand seven hundred seventy (299,085,770) shares, consisting of one hundred ninety million (190,000,000) shares of Common Stock, $0.001 par value per share, and one hundred nine million eighty five thousand seven hundred seventy (109,085,770) shares of Preferred Stock, $0.001 par value per share. The first Series of Preferred Stock shall be designated “Series A Preferred Stock” and shall consist of forty two million (42,000,000) shares. The second Series of Preferred Stock shall be designated “Series B Preferred Stock” and shall consist of thirty seven million two hundred eighty three thousand nine hundred fifty one (37,283,951) shares. The third Series of Preferred Stock shall be designated “Series C Preferred Stock” and shall consist of eleven million sixty two thousand six hundred ninety five (11,062,695) shares. The fourth Series of Preferred Stock shall be designated “Series D Preferred Stock” and shall consist of eighteen million seven hundred thirty nine thousand one hundred twenty four (18,739,124) shares.”

D. Article V, Section 4(d)(i)(1) of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“(1) shares of Common Stock and options, warrants or other rights to purchase Common Stock issued or issuable to employees, officers or directors of, or consultants or advisors to the Corporation or any subsidiary pursuant to stock grants, restricted stock purchase agreements, option plans, purchase plans, incentive programs or similar arrangements, including shares of Common Stock issuable upon exercise of options outstanding as of the date of filing of this Certificate of Amendment to the Certificate of Incorporation, not to exceed 25,877,892 shares in the aggregate (net of repurchases);”

E. The terms and provisions of this Certificate of Amendment to the Certificate of Incorporation have been duly approved by written consent of the required number of shares of outstanding stock of the Company pursuant to Subsection 228(a) of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Zscaler, Inc. has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by Jay S. Chaudhry, a duly authorized officer of the Company, on May 30, 2017.

ZSCALER, INC.

By:	/s/ Jay S. Chaudhry
Jay S. Chaudhry, President

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION OF

ZSCALER, INC.

Zscaler, Inc., a company organized and existing under the laws of the state of Delaware (the “Corporation”), hereby certifies that:

A. The name of this Company is Zscaler, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of Delaware on September 28, 2007 under the name SafeChannel, Inc.

B. This Certificate of Amendment to the Certificate of Incorporation was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware and amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation.

C. Article V, Section 4(d)(i)(1) of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“(1) shares of Common Stock and options, warrants or other rights to purchase Common Stock issued or issuable to employees, officers or directors of, or consultants or advisors to the Corporation or any subsidiary pursuant to stock grants, restricted stock purchase agreements, option plans, purchase plans, incentive programs or similar arrangements, including shares of Common Stock issuable upon exercise of options outstanding as of the date of filing of this Certificate of Amendment to the Certificate of Incorporation, not to exceed 29,212,210 shares in the aggregate (net of repurchases);”

D. The terms and provisions of this Certificate of Amendment to the Certificate of Incorporation have been duly approved by written consent of the required number of shares of outstanding stock of the Company pursuant to Subsection 228(a) of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Zscaler, Inc. has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by Jay S. Chaudhry, a duly authorized officer of the Company, on September 22, 2017.

ZSCALER, INC.

By:	/s/ Jay S. Chaudhry
Jay S. Chaudhry, President